NEWS RELEASE
April 18, 2019

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. ANNOUNCES
RESULTS FOR THE QUARTER ENDED MARCH 31, 2019

1st Quarter 2019 Highlights:

•	Net income of $49.1 million for the current quarter, an increase of $10.5 million, or 27 percent, over the prior year first quarter net income of $38.6 million.

•	Current quarter diluted earnings per share of $0.58, an increase of 21 percent from the prior year first quarter diluted earnings per share of $0.48.

•	Current quarter loan growth was $38.5 million, or 2 percent annualized.

•	Core deposits grew $70.1 million, or 3 percent annualized, during the current quarter with non-interest bearing deposit growth of $49.9 million, or 7 percent annualized.

•	Continued credit quality improvement with non-performing assets declining $5.9 million, or 10 percent from the prior quarter.

•
Net interest margin of 4.34 percent as a percentage of earning assets, on a tax equivalent basis, a 4 basis points increase over the prior quarter, and a 24 basis points increase over the prior year first quarter net interest margin of 4.10 percent.

•	Declared and paid a quarterly dividend of $0.26 per share. The dividend was the 136th consecutive quarterly dividend declared by the Company.

•
On January 16, 2019, the Company announced the signing of a definitive agreement to acquire FNB Bancorp, the holding company for The First National Bank of Layton, a community bank based in Layton, Utah, with total assets of $335 million.

•
On April 3, 2019, the Company announced the signing of a definitive agreement to acquire Heritage Bancorp, the bank holding company for Heritage Bank of Nevada, a community bank based in Reno, Nevada, with total assets of $830 million.

Financial Highlights

	At or for the Three Months ended
(Dollars in thousands, except per share and market data)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Operating results
Net income	$49,132	49,599	38,559
Basic earnings per share	$0.58	0.59	0.48
Diluted earnings per share	$0.58	0.59	0.48
Dividends declared per share [1]	$0.26	0.56	0.23
Market value per share
Closing	$40.07	39.62	38.38
High	$45.47	47.67	41.24
Low	$37.58	36.84	36.72
Selected ratios and other data
Number of common stock shares outstanding	84,588,199	84,521,692	84,511,472
Average outstanding shares - basic	84,549,974	84,521,640	80,808,904
Average outstanding shares - diluted	84,614,248	84,610,018	80,887,135
Return on average assets (annualized)	1.67%	1.66%	1.50%
Return on average equity (annualized)	13.02%	13.08%	11.90%
Efficiency ratio	55.37%	53.93%	57.80%
Dividend payout ratio [1]	44.83%	94.92%	47.92%
Loan to deposit ratio	87.14%	87.64%	81.83%
Number of full time equivalent employees	2,634	2,623	2,545
Number of locations	169	167	166
Number of ATMs	222	222	223
______________________________

[1]	Includes a special dividend declared of $0.30 per share for the three months ended December 31, 2018.

KALISPELL, Mont., Apr 18, 2019 (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (NASDAQ:GBCI) reported net income of $49.1 million for the current quarter, an increase of $10.5 million, or 27 percent, from the $38.6 million of net income for the prior year first quarter. Diluted earnings per share for the current quarter was $0.58 per share, an increase of 21 percent from the prior year first quarter diluted earnings per share of $0.48. Included in the current quarter was $214 thousand of acquisition-related expenses. “The Glacier team delivered a great first quarter with solid business performance and the announcement of two acquisitions totaling over $1.1 billion in assets.  We continue to selectively grow the business and are pleased to see the continued improvement in our credit quality,” said Randy Chesler, President and Chief Executive Officer. “We are all very excited about the prospect of First National Bank of Layton and Heritage Bank joining the Glacier family.”

On January 16, 2019, the Company announced the signing of a definitive agreement to acquire FNB Bancorp, the holding company for The First National Bank of Layton, a community bank based in Layton, Utah (collectively, “FNB”). FNB provides banking services to individuals and businesses throughout Utah with six banking offices located in Layton, Bountiful, Clearfield, and Draper. As of December 31, 2018, FNB had total assets of $335 million, total loans of $243 million and total deposits of $285 million. The acquisition has received the required regulatory approvals, is subject to other customary conditions of closing and is expected to be completed during the second quarter of 2019. Upon closing of the transaction, FNB will become the Company’s fifteenth Bank Division.

On April 3, 2019, the Company announced the signing of a definitive agreement to acquire Heritage Bancorp, the bank holding company for Heritage Bank of Nevada, a community bank based in Reno, Nevada (collectively, “Heritage”). Heritage provides banking services to individuals and businesses throughout Northern Nevada with seven banking offices located in Carson City, Gardnerville, Reno and Sparks. As of December 31, 2018, Heritage had total assets of $830 million, total loans of $596 million and total deposits of $720 million. The acquisition is subject to required regulatory approvals and other customary conditions of closing and is expected to be completed during the third quarter of 2019. Upon closing of the transaction, Heritage will become the Company’s sixteenth Bank Division.

Asset Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Cash and cash equivalents	$202,527	203,790	451,048	(1,263)	(248,521)
Debt securities, available-for-sale	2,522,322	2,571,663	2,154,845	(49,341)	367,477
Debt securities, held-to-maturity	255,572	297,915	634,413	(42,343)	(378,841)
Total debt securities	2,777,894	2,869,578	2,789,258	(91,684)	(11,364)
Loans receivable
Residential real estate	884,732	887,742	831,021	(3,010)	53,711
Commercial real estate	4,686,082	4,657,561	4,251,003	28,521	435,079
Other commercial	1,909,452	1,911,171	1,839,293	(1,719)	70,159
Home equity	562,381	544,688	489,879	17,693	72,502
Other consumer	283,423	286,387	258,834	(2,964)	24,589
Loans receivable	8,326,070	8,287,549	7,670,030	38,521	656,040
Allowance for loan and lease losses	(129,786)	(131,239)	(127,608)	1,453	(2,178)
Loans receivable, net	8,196,284	8,156,310	7,542,422	39,974	653,862
Other assets	897,074	885,806	876,050	11,268	21,024
Total assets	$12,073,779	12,115,484	11,658,778	(41,705)	415,001

Total debt securities of $2.778 billion at March 31, 2019 decreased $91.7 million, or 3 percent, during the current quarter and decreased $11.4 million, or 41 basis points, from the prior year first quarter. Debt securities represented 23 percent of total assets at March 31, 2019 compared to 24 percent of total assets at December 31, 2018 and March 31, 2018.

The loan portfolio of $8.326 billion increased $38.5 million, or 2 percent annualized, during the current quarter. The loan category with the largest dollar increase was commercial real estate loans which increased $28.5 million, or 61 basis points. The loan category with the largest percentage increase was home equity loans which increased $17.7 million, or 3 percent. The loan portfolio increased $656 million, or 9 percent, since March 31, 2018, with the largest increase in commercial real estate loans, which increased $435 million, or 10 percent.

Credit Quality Summary

	At or for the Three Months ended	At or for the Year ended	At or for the Three Months ended
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018
Allowance for loan and lease losses
Balance at beginning of period	$131,239	129,568	129,568
Provision for loan losses	57	9,953	795
Charge-offs	(3,341)	(17,807)	(5,007)
Recoveries	1,831	9,525	2,252
Balance at end of period	$129,786	131,239	127,608
Other real estate owned	$8,125	7,480	14,132
Accruing loans 90 days or more past due	2,451	2,018	5,402
Non-accrual loans	40,269	47,252	54,449
Total non-performing assets	$50,845	56,750	73,983
Non-performing assets as a percentage of subsidiary assets	0.42%	0.47%	0.64%
Allowance for loan and lease losses as a percentage of non-performing loans	304%	266%	213%
Allowance for loan and lease losses as a percentage of total loans	1.56%	1.58%	1.66%
Net charge-offs as a percentage of total loans	0.02%	0.10%	0.04%
Accruing loans 30-89 days past due	$36,894	33,567	44,963
Accruing troubled debt restructurings	$24,468	25,833	41,649
Non-accrual troubled debt restructurings	$6,747	10,660	13,289
U.S. government guarantees included in non-performing assets	$2,649	4,811	4,548

The current quarter had continued improvement in non-performing assets which ended the current quarter at $50.8 million, which was a decrease of $5.9 million, or 10 percent, from the prior quarter and a decrease of $23.1 million, or 31 percent, from the prior year first quarter. Non-performing assets as a percentage of subsidiary assets at March 31, 2019 was 0.42 percent, a decrease of 5 basis points from the prior quarter, and a decrease of 22 basis points from the prior year first quarter. Early stage delinquencies (accruing loans 30-89 days past due) of $36.9 million at March 31, 2019 increased $3.3 million from prior quarter and decreased $8.1 million from prior year first quarter. Early stage delinquencies as a percentage of loans at March 31, 2019 was 0.44 percent, which was an increase of 3 basis points from prior quarter and was a decrease of 15 basis points from prior year first quarter. The allowance for loan and lease losses (“allowance”) as a percent of total loans outstanding at March 31, 2019 was 1.56 percent, which was a 2 basis points decrease compared to the prior quarter and a decrease of 10 basis points from a year ago with such decreases reflective of the stabilizing credit quality.

Credit Quality Trends and Provision for Loan Losses

(Dollars in thousands)	Provision for Loan Losses	Net Charge-Offs	ALLL as a Percent of Loans	Accruing Loans 30-89 Days Past Due as a Percent of Loans	Non-Performing Assets to Total Subsidiary Assets
First quarter 2019	$57	$1,510	1.56%	0.44%	0.42%
Fourth quarter 2018	1,246	2,542	1.58%	0.41%	0.47%
Third quarter 2018	3,194	2,223	1.63%	0.31%	0.61%
Second quarter 2018	4,718	762	1.66%	0.50%	0.71%
First quarter 2018	795	2,755	1.66%	0.59%	0.64%
Fourth quarter 2017	2,886	2,894	1.97%	0.57%	0.68%
Third quarter 2017	3,327	3,628	1.99%	0.45%	0.67%
Second quarter 2017	3,013	2,362	2.05%	0.49%	0.70%

Net charge-offs for the current quarter were $1.5 million compared to $2.5 million for the prior quarter and $2.8 million from the same quarter last year. Current quarter provision for loan losses was $57 thousand, compared to $1.2 million in the prior quarter and $795 thousand in the prior year first quarter. Loan portfolio growth, composition, average loan size, credit quality considerations, and other environmental factors will continue to determine the level of the loan loss provision.

Supplemental information regarding credit quality and identification of the Company’s loan portfolio based on regulatory classification is provided in the exhibits at the end of this press release. The regulatory classification of loans is based primarily on collateral type while the Company’s loan segments presented herein are based on the purpose of the loan.

Liability Summary

				$ Change from
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Deposits
Non-interest bearing deposits	$3,051,119	3,001,178	2,811,469	49,941	239,650
NOW and DDA accounts	2,383,806	2,391,307	2,400,693	(7,501)	(16,887)
Savings accounts	1,373,544	1,346,790	1,328,047	26,754	45,497
Money market deposit accounts	1,689,962	1,684,284	1,778,068	5,678	(88,106)
Certificate accounts	896,731	901,484	955,105	(4,753)	(58,374)
Core deposits, total	9,395,162	9,325,043	9,273,382	70,119	121,780
Wholesale deposits	192,953	168,724	145,463	24,229	47,490
Deposits, total	9,588,115	9,493,767	9,418,845	94,348	169,270
Repurchase agreements	489,620	396,151	395,794	93,469	93,826
Federal Home Loan Bank advances	154,683	440,175	155,057	(285,492)	(374)
Other borrowed funds	14,738	14,708	8,204	30	6,534
Subordinated debentures	134,048	134,051	134,061	(3)	(13)
Other liabilities	141,725	120,778	92,793	20,947	48,932
Total liabilities	$10,522,929	10,599,630	10,204,754	(76,701)	318,175

Core deposits of $9.395 billion as of March 31, 2019 increased $70.1 million, or 3 percent annualized, from the prior quarter and increased $122 million, or 1 percent, from the prior year first quarter. Non-interest bearing deposits increased $49.9 million, or 2 percent, over the prior quarter and increased $240 million, or 9 percent, over the prior year first quarter.

Federal Home Loan Bank (“FHLB”) advances of $155 million at March 31, 2019, decreased $285 million over the prior quarter and was stable over the prior year first quarter. FHLB advances and wholesale deposits will continue to fluctuate to supplement liquidity needs as necessary during the year.

Stockholders’ Equity Summary

				$ Change from
(Dollars in thousands, except per share data)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Common equity	$1,526,963	1,525,281	1,471,047	1,682	55,916
Accumulated other comprehensive income (loss)	23,887	(9,427)	(17,023)	33,314	40,910
Total stockholders’ equity	1,550,850	1,515,854	1,454,024	34,996	96,826
Goodwill and core deposit intangible, net	(337,134)	(338,828)	(343,991)	1,694	6,857
Tangible stockholders’ equity	$1,213,716	1,177,026	1,110,033	36,690	103,683

Stockholders’ equity to total assets	12.84%	12.51%	12.47%
Tangible stockholders’ equity to total tangible assets	10.34%	9.99%	9.81%
Book value per common share	$18.33	17.93	17.21	0.40	1.12
Tangible book value per common share	$14.35	13.93	13.13	0.42	1.22

Tangible stockholders’ equity of $1.214 billion at March 31, 2019 increased $36.7 million compared to the prior quarter which was primarily the result of an increase in other comprehensive income and earnings retention, which was partially offset by a decrease of $25.5 million from the cumulative-effect adjustments related to the adoption of new accounting standards. Tangible stockholders’ equity increased $104 million over the prior year first quarter which was the result of earnings retention and an increase in other comprehensive income, which was partially offset by the adoption of the accounting standards. Tangible book value per common share at quarter end increased $0.42 per share from the prior quarter and increased $1.22 per share from a year ago.

Cash Dividends
On March 27, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.26 per share. The dividend was payable April 18, 2019 to shareholders of record on April 9, 2019. The dividend was the 136th consecutive quarterly dividend. Future cash dividends will depend on a variety of factors, including net income, capital, asset quality, general economic conditions and regulatory considerations.

Operating Results for Three Months Ended March 31, 2019
Compared to December 31, 2018, and March 31, 2018

Income Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Net interest income
Interest income	$126,116	125,310	103,066	806	23,050
Interest expense	10,904	9,436	7,774	1,468	3,130
Total net interest income	115,212	115,874	95,292	(662)	19,920
Non-interest income
Service charges and other fees	18,015	19,708	16,871	(1,693)	1,144
Miscellaneous loan fees and charges	967	1,278	1,477	(311)	(510)
Gain on sale of loans	5,798	5,639	6,097	159	(299)
Gain (loss) on sale of investments	213	(357)	(333)	570	546
Other income	3,481	2,226	1,974	1,255	1,507
Total non-interest income	28,474	28,494	26,086	(20)	2,388
Total income	$143,686	144,368	121,378	(682)	22,308
Net interest margin (tax-equivalent)	4.34%	4.30%	4.10%

Net Interest Income
The current quarter net interest income of $115 million was stable compared to the prior quarter and increased $19.9 million, or 21 percent, from the prior year first quarter. The increase in net interest income over the prior year first quarter was primarily driven by interest rate increases and an increase in commercial loans. Interest income on commercial loans increased $1.3 million, or 2 percent, from the prior quarter and increased $18.0 million, or 28 percent, from the prior year first quarter.

The current quarter interest expense of $10.9 million increased $1.5 million, or 16 percent, over the prior quarter which was primarily driven by seasonal fluctuations in core deposits, which were supplemented using higher cost borrowings. As deposits increased during the current quarter, FHLB advances were reduced by $285 million to $155 million, the same amount at the end of the prior year first quarter. The current quarter interest expense increased $3.1 million, or 40 percent, from the prior year first quarter and was primarily due to the increased amount of deposits and other funding. The cost of core deposits for the current quarter was 19 basis points compared to 17 basis points for the prior quarter and 15 basis points in the prior year first quarter. The total cost of funding (including non-interest bearing deposits) for the current quarter was 43 basis points compared to 36 basis points for the prior quarter and 35 basis points for the prior year first quarter.

The Company’s net interest margin as a percentage of earning assets, on a tax-equivalent basis, for the current quarter was 4.34 percent compared to 4.30 percent in the prior quarter. The 4 basis points increase in the net interest margin was primarily the result of increased yields on the loan portfolio. The current quarter net interest margin included 2 basis points from the recovery of interest on loans previously placed on non-accrual. The current quarter net interest margin increased 24 basis points over the prior year first quarter net interest margin of 4.10 percent. The increase in the margin from the prior year first quarter resulted from the remix of earning assets to higher yielding loans, increased yields on the loan portfolio which more than offset the increase in funding costs. “The current quarter net interest margin expansion reflects the 10 basis points higher yield on earnings assets, while the cost of core deposit funding increased 2 basis points,” said Ron Copher, Chief Financial Officer.

Non-interest Income
Non-interest income for the current quarter totaled $28.5 million which was comparable to the prior quarter and an increase of $2.4 million, or 9 percent, over the same quarter last year. Service charges and other fees of $18.0 million for the current quarter decreased $1.7 million, or 9 percent, from the prior quarter due to seasonality. Service charges and other fees for the current quarter increased $1.1 million, or 7 percent, from the prior year first quarter which was due to the increased number of accounts from organic growth and acquisitions. Other income increased $1.3 million from the prior quarter and increased $1.5 million over the prior year first quarter.

Non-interest Expense Summary

	Three Months ended			$ Change from
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Compensation and employee benefits	$52,728	50,385	45,721	2,343	7,007
Occupancy and equipment	8,437	7,884	7,274	553	1,163
Advertising and promotions	2,388	2,434	2,170	(46)	218
Data processing	3,892	3,951	3,967	(59)	(75)
Other real estate owned	139	264	72	(125)	67
Regulatory assessments and insurance	1,285	1,263	1,206	22	79
Core deposit intangibles amortization	1,694	1,731	1,056	(37)	638
Other expenses	12,267	13,964	12,161	(1,697)	106
Total non-interest expense	$82,830	81,876	73,627	954	9,203

Total non-interest expense of $82.8 million for the current quarter increased $1.0 million, or 1 percent, over the prior quarter and increased $9.2 million, or 13 percent, over the prior year first quarter. Compensation and employee benefits increased by $2.3 million, or 5 percent, from the prior quarter primarily from annual salary increases and benefit adjustments. Compensation and employee benefits increased by $7.0 million, or 15 percent, from the prior year first quarter principally due to the increased number of employees driven by organic growth and the prior year first quarter acquisitions. Occupancy and equipment expense increased $1.2 million, or 16 percent, over the prior year first quarter as a result of the prior year first quarter acquisitions and general cost increases. Other expenses of $12.3 million, decreased $1.7 million, or 12 percent, from the prior quarter which was driven by decreases in several categories including acquisition-related expenses and expenses connected with equity investments in New Market Tax Credit projects. Other expenses increased $106 thousand, or 87 basis points, from the prior year first quarter and included a decrease of $1.6 million in acquisition-related expenses which was offset by a general increase in costs from organic growth and the prior year first quarter acquisitions. Acquisition-related expenses were $214 thousand during the current quarter compared to $520 thousand in the prior quarter and $1.8 million in the prior year first quarter.

Federal and State Income Tax Expense
Tax expense during the first quarter of 2019 was $11.7 million, with no change from the prior quarter and an increase of $3.3 million, or 39 percent, from the prior year first quarter. The effective tax rate in the current and prior quarter was 19 percent which compares to 18 percent in the prior year first quarter.

Efficiency Ratio
The current quarter efficiency ratio was 55.37 percent, a 144 basis points increase from the prior quarter efficiency ratio of 53.93 percent and was driven by increased operating costs combined with a slight decrease in net interest income. The current quarter efficiency ratio decreased 243 basis points from the prior year first quarter efficiency ratio of 57.80 percent and was driven by the increase in net interest income that more than offset the increased operating costs.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about management’s plans, objectives, expectations and intentions that are not historical facts, and other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “should,” “projects,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations in the forward-looking statements, including those set forth in this news release:

•	the risks associated with lending and potential adverse changes of the credit quality of loans in the Company’s portfolio;

•
changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the FederalReserve System or the Federal Reserve Board, which could adversely affect the Company’s net interest income and profitability;

•	changes in the cost and scope of insurance from the Federal Deposit Insurance Corporation and other third parties;

•
legislative or regulatory changes, including increased banking and consumer protection regulation that adversely affect the Company’s business, both generally and as a result of the Company exceeding $10 billion in total consolidated assets;

•	ability to complete pending or prospective future acquisitions;

•	costs or difficulties related to the completion and integration of acquisitions;

•	the goodwill the Company has recorded in connection with acquisitions could become impaired, which may have an adverse impact on earnings and capital;

•	reduced demand for banking products and services;

•	the reputation of banks and the financial services industry could deteriorate, which could adversely affect the Company's ability to obtain (and maintain) customers;

•	competition among financial institutions in the Company's markets may increase significantly;

•
the risks presented by continued public stock market volatility, which could adversely affect the market price of the Company’s common stock and the ability to raise additional capital or grow the Company through acquisitions;

•	the projected business and profitability of an expansion or the opening of a new branch could be lower than expected;

•
consolidation in the financial services industry in the Company’s markets resulting in the creation of larger financial institutions who may have greater resources could change the competitive landscape;

•	dependence on the Chief Executive Officer, the senior management team and the Presidents of Glacier Bank divisions;

•	material failure, potential interruption or breach in security of the Company’s systems and technological changes which could expose us to new risks (e.g., cybersecurity), fraud or system failures;

•	natural disasters, including fires, floods, earthquakes, and other unexpected events;

•	the Company’s success in managing risks involved in the foregoing; and

•	the effects of any reputational damage to the Company resulting from any of the foregoing.

The Company does not undertake any obligation to publicly correct or update any forward-looking statement if it later becomes aware that actual results are likely to differ materially from those expressed in such forward-looking statement.

Conference Call Information
A conference call for investors is scheduled for 11:00 a.m. Eastern Time on Friday, April 19, 2019. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by dialing 877-561-2748 and conference ID 4067719. To participate on the webcast, log on to:https://edge.media-server.com/m6/p/hd6quiqa. If you are unable to participate during the live webcast, the call will be archived on our website,www.glacierbancorp.com, or by calling 855-859-2056 with the ID 4067719 by May 3, 2019.

About Glacier Bancorp, Inc.
Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell and its bank divisions: First Security Bank of Missoula; Valley Bank of Helena; Western Security Bank, Billings; First Bank of Montana, Lewistown; and First Security Bank, Bozeman, all located in Montana; as well as Mountain West Bank, Coeur d’Alene, operating in Idaho, Utah and Washington; First Bank, Powell, operating in Wyoming and Utah; Citizens Community Bank, Pocatello, operating in Idaho; Bank of the San Juans, Durango; and Collegiate Peaks Bank, Buena Vista both operating in Colorado; First State Bank, Wheatland, operating in Wyoming; North Cascades Bank, Chelan, operating in Washington; and The Foothills Bank, Yuma, operating in Arizona.

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Financial Condition

(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Assets
Cash on hand and in banks	$139,333	161,782	140,625
Federal funds sold	115	—	230
Interest bearing cash deposits	63,079	42,008	310,193
Cash and cash equivalents	202,527	203,790	451,048
Debt securities, available-for-sale	2,522,322	2,571,663	2,154,845
Debt securities, held-to-maturity	255,572	297,915	634,413
Total debt securities	2,777,894	2,869,578	2,789,258
Loans held for sale, at fair value	29,389	33,156	37,058
Loans receivable	8,326,070	8,287,549	7,670,030
Allowance for loan and lease losses	(129,786)	(131,239)	(127,608)
Loans receivable, net	8,196,284	8,156,310	7,542,422
Premises and equipment, net	277,619	241,528	238,491
Other real estate owned	8,125	7,480	14,132
Accrued interest receivable	57,367	54,408	54,376
Deferred tax asset	12,554	23,564	32,929
Core deposit intangible, net	47,548	49,242	54,456
Goodwill	289,586	289,586	289,535
Non-marketable equity securities	16,435	27,871	21,910
Bank-owned life insurance	82,819	82,320	81,787
Other assets	75,632	76,651	51,376
Total assets	$12,073,779	12,115,484	11,658,778
Liabilities
Non-interest bearing deposits	$3,051,119	3,001,178	2,811,469
Interest bearing deposits	6,536,996	6,492,589	6,607,376
Securities sold under agreements to repurchase	489,620	396,151	395,794
FHLB advances	154,683	440,175	155,057
Other borrowed funds	14,738	14,708	8,204
Subordinated debentures	134,048	134,051	134,061
Accrued interest payable	4,709	4,252	3,740
Other liabilities	137,016	116,526	89,053
Total liabilities	10,522,929	10,599,630	10,204,754
Stockholders’ Equity
Preferred shares, $0.01 par value per share, 1,000,000 shares authorized, none issued or outstanding	—	—	—
Common stock, $0.01 par value per share, 117,187,500 shares authorized	846	845	845
Paid-in capital	1,051,299	1,051,253	1,048,860
Retained earnings - substantially restricted	474,818	473,183	421,342
Accumulated other comprehensive income (loss)	23,887	(9,427)	(17,023)
Total stockholders’ equity	1,550,850	1,515,854	1,454,024
Total liabilities and stockholders’ equity	$12,073,779	12,115,484	11,658,778

Glacier Bancorp, Inc.
Unaudited Condensed Consolidated Statements of Operations

	Three Months ended
(Dollars in thousands, except per share data)	March 31, 2019	December 31, 2018	March 31, 2018
Interest Income
Debt securities	$21,351	22,016	20,142
Residential real estate loans	10,779	10,751	8,785
Commercial loans	83,539	82,238	65,515
Consumer and other loans	10,447	10,305	8,624
Total interest income	126,116	125,310	103,066
Interest Expense
Deposits	5,341	4,989	3,916
Securities sold under agreements to repurchase	802	707	485
Federal Home Loan Bank advances	3,055	2,146	2,089
Other borrowed funds	38	(10)	16
Subordinated debentures	1,668	1,604	1,268
Total interest expense	10,904	9,436	7,774
Net Interest Income	115,212	115,874	95,292
Provision for loan losses	57	1,246	795
Net interest income after provision for loan losses	115,155	114,628	94,497
Non-Interest Income
Service charges and other fees	18,015	19,708	16,871
Miscellaneous loan fees and charges	967	1,278	1,477
Gain on sale of loans	5,798	5,639	6,097
Gain (loss) on sale of debt securities	213	(357)	(333)
Other income	3,481	2,226	1,974
Total non-interest income	28,474	28,494	26,086
Non-Interest Expense
Compensation and employee benefits	52,728	50,385	45,721
Occupancy and equipment	8,437	7,884	7,274
Advertising and promotions	2,388	2,434	2,170
Data processing	3,892	3,951	3,967
Other real estate owned	139	264	72
Regulatory assessments and insurance	1,285	1,263	1,206
Core deposit intangibles amortization	1,694	1,731	1,056
Other expenses	12,267	13,964	12,161
Total non-interest expense	82,830	81,876	73,627
Income Before Income Taxes	60,799	61,246	46,956
Federal and state income tax expense	11,667	11,647	8,397
Net Income	$49,132	49,599	38,559

Glacier Bancorp, Inc.
Average Balance Sheets

	Three Months ended
	March 31, 2019			March 31, 2018
(Dollars in thousands)	Average Balance	Interest & Dividends	Average Yield/ Rate	Average Balance	Interest & Dividends	Average Yield/ Rate
Assets
Residential real estate loans	$917,324	$10,779	4.70%	$783,817	$8,785	4.48%
Commercial loans [1]	6,524,190	84,613	5.26%	5,551,619	66,474	4.86%
Consumer and other loans	839,011	10,447	5.05%	719,153	8,624	4.86%
Total loans [2]	8,280,525	105,839	5.18%	7,054,589	83,883	4.82%
Tax-exempt debt securities [3]	960,569	9,950	4.14%	1,093,736	12,795	4.68%
Taxable debt securities [4]	1,845,677	13,729	2.98%	1,654,318	10,273	2.48%
Total earning assets	11,086,771	129,518	4.74%	9,802,643	106,951	4.42%
Goodwill and intangibles	337,963			219,463
Non-earning assets	520,353			390,857
Total assets	$11,945,087			$10,412,963
Liabilities
Non-interest bearing deposits	$2,943,770	$—	—%	$2,472,151	$—	—%
NOW and DDA accounts	2,320,928	961	0.17%	2,011,464	818	0.16%
Savings accounts	1,359,807	234	0.07%	1,184,807	193	0.07%
Money market deposit accounts	1,690,305	1,010	0.24%	1,631,863	719	0.18%
Certificate accounts	905,005	2,014	0.90%	876,425	1,319	0.61%
Total core deposits	9,219,815	4,219	0.19%	8,176,710	3,049	0.15%
Wholesale deposits [5]	169,361	1,122	2.69%	149,577	867	2.35%
FHLB advances	352,773	3,055	3.46%	224,847	2,089	3.72%
Repurchase agreements and other borrowed funds	556,325	2,508	1.83%	521,641	1,769	1.38%
Total funding liabilities	10,298,274	10,904	0.43%	9,072,775	7,774	0.35%
Other liabilities	116,143			25,973
Total liabilities	10,414,417			9,098,748
Stockholders’ Equity
Common stock	846			808
Paid-in capital	1,051,261			906,030
Retained earnings	471,626			420,552
Accumulated other comprehensive loss	6,937			(13,175)
Total stockholders’ equity	1,530,670			1,314,215
Total liabilities and stockholders’ equity	$11,945,087			$10,412,963
Net interest income (tax-equivalent)		$118,614			$99,177
Net interest spread (tax-equivalent)			4.31%			4.07%
Net interest margin (tax-equivalent)			4.34%			4.10%
______________________________

[1]	Includes tax effect of $1.1 million and $959 thousand on tax-exempt municipal loan and lease income for the three months ended March 31, 2019 and 2018, respectively.

[2]	Total loans are gross of the allowance for loan and lease losses, net of unearned income and include loans held for sale. Non-accrual loans were included in the average volume for the entire period.

[3]	Includes tax effect of $2.0 million and $2.6 million on tax-exempt debt securities income for the three months ended March 31, 2019 and 2018, respectively.

[4]	Includes tax effect of $293 thousand and $304 thousand on federal income tax credits for the three months ended March 31, 2019 and 2018.

[5]	Wholesale deposits include brokered deposits classified as NOW, DDA, money market deposit and certificate accounts.

Glacier Bancorp, Inc.
Loan Portfolio by Regulatory Classification

	Loans Receivable, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Custom and owner occupied construction	$126,820	$126,595	$140,440	—%	(10)%
Pre-sold and spec construction	135,137	121,938	100,376	11%	35%
Total residential construction	261,957	248,533	240,816	5%	9%
Land development	126,417	137,814	76,528	(8)%	65%
Consumer land or lots	125,818	127,775	119,469	(2)%	5%
Unimproved land	75,113	83,579	68,862	(10)%	9%
Developed lots for operative builders	16,171	17,061	13,093	(5)%	24%
Commercial lots	35,511	34,096	43,232	4%	(18)%
Other construction	454,965	520,005	420,632	(13)%	8%
Total land, lot, and other construction	833,995	920,330	741,816	(9)%	12%
Owner occupied	1,367,530	1,343,563	1,292,206	2%	6%
Non-owner occupied	1,662,390	1,605,960	1,449,166	4%	15%
Total commercial real estate	3,029,920	2,949,523	2,741,372	3%	11%
Commercial and industrial	922,124	907,340	865,574	2%	7%
Agriculture	641,146	646,822	620,342	(1)%	3%
1st lien	1,102,920	1,108,227	1,014,361	—%	9%
Junior lien	54,964	56,689	66,288	(3)%	(17)%
Total 1-4 family	1,157,884	1,164,916	1,080,649	(1)%	7%
Multifamily residential	268,156	247,457	219,310	8%	22%
Home equity lines of credit	557,895	539,938	481,204	3%	16%
Other consumer	163,568	165,865	162,171	(1)%	1%
Total consumer	721,463	705,803	643,375	2%	12%
States and political subdivisions	398,848	404,671	421,252	(1)%	(5)%
Other	119,966	125,310	132,582	(4)%	(10)%
Total loans receivable, including loans held for sale	8,355,459	8,320,705	7,707,088	—%	8%
Less loans held for sale [1]	(29,389)	(33,156)	(37,058)	(11)%	(21)%
Total loans receivable	$8,326,070	$8,287,549	$7,670,030	—%	9%
______________________________
1 Loans held for sale are primarily 1st lien 1-4 family loans.

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification

	Non-performing Assets, by Loan Type			Non- Accrual Loans	Accruing Loans 90 Days or More Past Due	Other Real Estate Owned
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Mar 31, 2019	Mar 31, 2019	Mar 31, 2019
Custom and owner occupied construction	$—	—	48	—	—	—
Pre-sold and spec construction	456	463	492	456	—	—
Total residential construction	456	463	540	456	—	—
Land development	2,272	2,166	7,802	713	—	1,559
Consumer land or lots	1,126	1,428	1,622	635	—	491
Unimproved land	9,222	9,338	10,294	7,648	42	1,532
Developed lots for operative builders	67	68	83	42	—	25
Commercial lots	663	1,046	1,312	—	—	663
Other construction	111	120	319	—	—	111
Total land, lot and other construction	13,461	14,166	21,432	9,038	42	4,381
Owner occupied	7,229	5,940	12,594	5,953	42	1,234
Non-owner occupied	7,368	10,567	5,346	7,368	—	—
Total commercial real estate	14,597	16,507	17,940	13,321	42	1,234
Commercial and industrial	3,893	3,914	6,313	3,602	57	234
Agriculture	4,488	7,040	10,476	3,397	941	150
1st lien	10,279	10,290	8,717	7,198	1,193	1,888
Junior lien	582	565	4,271	512	70	—
Total 1-4 family	10,861	10,855	12,988	7,710	1,263	1,888
Multifamily residential	—	—	652	—	—	—
Home equity lines of credit	2,288	2,770	3,312	2,100	—	188
Other consumer	453	456	330	330	73	50
Total consumer	2,741	3,226	3,642	2,430	73	238
Other	348	579	—	315	33	—
Total	$50,845	56,750	73,983	40,269	2,451	8,125

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Accruing 30-89 Days Delinquent Loans, by Loan Type			% Change from
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Dec 31, 2018	Mar 31, 2018
Custom and owner occupied construction	$282	$1,661	$611	(83)%	(54)%
Pre-sold and spec construction	553	887	267	(38)%	107%
Total residential construction	835	2,548	878	(67)%	(5)%
Land development	—	228	585	(100)%	(100)%
Consumer land or lots	510	200	485	155%	5%
Unimproved land	685	579	889	18%	(23)%
Developed lots for operative builders	4	122	464	(97)%	(99)%
Commercial lots	331	203	194	63%	71%
Other construction	1,234	4,170	76	(70)%	1,524%
Total land, lot and other construction	2,764	5,502	2,693	(50)%	3%
Owner occupied	4,463	2,981	13,904	50%	(68)%
Non-owner occupied	6,604	1,245	3,842	430%	72%
Total commercial real estate	11,067	4,226	17,746	162%	(38)%
Commercial and industrial	4,070	3,374	5,746	21%	(29)%
Agriculture	5,709	6,455	3,845	(12)%	48%
1st lien	7,179	5,384	9,597	33%	(25)%
Junior lien	583	118	240	394%	143%
Total 1-4 family	7,762	5,502	9,837	41%	(21)%
Home equity lines of credit	2,925	3,562	2,316	(18)%	26%
Other consumer	1,357	1,650	1,849	(18)%	(27)%
Total consumer	4,282	5,212	4,165	(18)%	3%
States and political subdivisions	—	229	—	(100)%	n/m
Other	405	519	53	(22)%	664%
Total	$36,894	$33,567	$44,963	10%	(18)%
______________________________
n/m - not measurable

Glacier Bancorp, Inc.
Credit Quality Summary by Regulatory Classification (continued)

	Net Charge-Offs (Recoveries), Year-to-Date Period Ending, By Loan Type			Charge-Offs	Recoveries
(Dollars in thousands)	Mar 31, 2019	Dec 31, 2018	Mar 31, 2018	Mar 31, 2019	Mar 31, 2019
Pre-sold and spec construction	$(4)	(352)	(339)	—	4
Land development	23	(116)	(5)	42	19
Consumer land or lots	(20)	(146)	(3)	15	35
Unimproved land	(9)	(445)	(73)	—	9
Developed lots for operative builders	—	33	—	—	—
Commercial lots	(2)	1	(2)	—	2
Other construction	—	(19)	—	9	9
Total land, lot and other construction	(8)	(692)	(83)	66	74
Owner occupied	75	1,320	962	118	43
Non-owner occupied	30	853	(47)	130	100
Total commercial real estate	105	2,173	915	248	143
Commercial and industrial	(4)	2,449	1,430	244	248
Agriculture	14	16	(2)	17	3
1st lien	198	577	(65)	298	100
Junior lien	(52)	(371)	(29)	—	52
Total 1-4 family	146	206	(94)	298	152
Multifamily residential	—	(649)	(6)	—	—
Home equity lines of credit	(5)	(97)	(32)	7	12
Other consumer	223	261	73	305	82
Total consumer	218	164	41	312	94
Other	1,043	4,967	893	2,156	1,113
Total	$1,510	8,282	2,755	3,341	1,831

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